-- FORM OF -- ING Life Insurance and Annuity Company ENDORSEMENT

The Contract and the Certificate are amended as outlined below.

In the section entitled Surrender Value or Surrender Fee, delete the schedule labeled Number of Purchase Payment (or Deposit) Cycles Completed and Fee (or Surrender Fee) and replace with the schedule below. This schedule will apply to all surrenders, including surrenders from an Individual Account maintained pursuant to a lump-sum payment.

Number of Years Since Individual Account Established	Fee/ Surrender Fee

Fewer than 1
1 or more but fewer than 2
2 or more but fewer than 3
3 or more but fewer than 4
4 or more but fewer than 5
5 or more but fewer than 6
6 or more but fewer than 7
7 or more but fewer than 8
8 or more but fewer than 9
9 or more but fewer than 10
10 or more

7.0% 6.5% 6.0% 5.5% 5.0% 4.5% 4.0% 3.5% 3.0% 2.0% 0.0%

Delete any Surrender Fee schedule for surrenders from an Individual Account maintained pursuant to a lump-sum payment.

Endorsed and made a part of the Contract and the Certificate on June 1, 2002, or on the effective date of the Contract and Certificate, if later.

/s/ Thomas J. McInerney
President ING Life Insurance and Annuity Company

E-TRS-02